Supplement dated November 26, 2002 to Prospectus
Supplement dated September 25, 2002 (To Prospectus dated May 22, 2002)

$357,276,000 (APPROXIMATE)

SALOMON MORTGAGE LOAN TRUST, SERIES 2002-HYB1
MORTGAGE PASS-THROUGH CERTIFICATES

SALOMON BROTHERS MORTGAGE SECURITIES VII, INC.
DEPOSITOR

The prospectus supplement dated September 25, 2002 to the prospectus dated May 22, 2002 with respect to the above captioned series is hereby supplemented as follows:

1. The definition of "Prepayment Period" on page S-55 shall be amended to read as follows:

     "PREPAYMENT PERIOD": The Prepayment Period with respect to any distribution date is with respect to any prepayment, liquidations and other unscheduled collections, the calendar month immediately preceding the month in which the distribution date occurs.

2. A new sentence shall be added following the fourth sentence of the first paragraph of the section entitled "SERVICING AND OTHER COMPENSATION AND PAYMENT OF EXPENSES" on page S-73 to read as follows:

         In addition, with respect to certain mortgage loans, the master servicer is entitled to reimbursement prior to distributions to certificateholders in an amount not to exceed $500 with respect to any such mortgage loan that has become an REO property, as provided in the pooling and servicing agreement.

3. The first full paragraph on page S-74 shall be amended to read as follows:

The master servicer is obligated to remit to the trust no later than the business day before each distribution date, with respect to each mortgage loan, Compensating Interest in an amount equal to the lesser of:

o any shortfall for the previous month in interest collections resulting from the timing of principal prepayments in full on the mortgage loans serviced by it that are made during the related Prepayment Period; and

o the applicable monthly servicing fee, less any applicable master servicing fee therein (or, in the case of certain mortgage loans as provided in the pooling and servicing agreement, one-half of the applicable monthly servicing fee, less any applicable master servicing fee therein) payable to it during the related calendar month.